Exhibit 99.1

Plains All American Provides Details on Management Succession Plan and Transition Process

November 6, 2017 — Houston — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today provided details regarding its management succession plan and transition process.   Greg Armstrong has informed the Board of Directors of his plans to retire as Chief Executive Officer (CEO) at the end of 2018. Under the plan approved by Plains’ Board, Willie Chiang, PAA’s current Executive Vice President and Chief Operating Officer — U.S., will become CEO upon Armstrong’s retirement and Armstrong will continue as non-executive Chairman of the Board of Directors through December 2019, at which time he will retire from the Board. Harry Pefanis will continue as President and a Director.

Armstrong has been with PAA and its predecessor organizations since 1981. “It has been an honor and a privilege to work at Plains for over 36 years and to serve the last 25 years as CEO,” Armstrong said.  “PAA has grown significantly in both size and profitability over that time period. Those accomplishments were made possible through the commitment and solid performance of our employees working together as a team and the unwavering support and thoughtful guidance provided by our Board of Directors and key financial partners. I consider myself very fortunate to have been a part of this team.”

“The plans announced today reflect several years of thoughtful preparation and succession planning, which we view as a process versus an event at a point in time. Over the last two years, Willie, Harry and I have been working together to ensure a seamless transition. As the next step in this transition process, Willie’s role as Chief Operating Officer will be expanded to cover both the U.S. and Canada, and Harry will take on the newly created role of Chief Commercial Officer. The succession process will continue over the next year or so as the three of us work together to facilitate a seamless transition. I am pleased that Willie will become our next CEO, and I have every confidence that Willie, Harry and the rest of PAA’s leadership team will continue to build upon PAA’s success.”

Chiang joined PAA in 2015 as PAA’s Executive Vice President and Chief Operating Officer — U.S., and was appointed to the Board of Directors in February 2017. He has more than 30 years of energy industry experience, having served in a number of executive leadership roles within large, complex organizations like PAA. Prior to joining PAA, Chiang held the positions of Executive Vice President, Operations at Occidental Petroleum, and Senior Vice President of Refining, Marketing, Transportation and Commercial for ConocoPhillips.

“I am honored to be named as Greg’s successor,” Chiang said. “Alongside our executive team, Board of Directors and employees, I am committed to continuing PAA’s growth and success as a leading midstream energy company.”

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, NGLs, natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 5 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Plains GP Holdings is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Investor Contact:
 Brett Magill
Manager, Investor Relations
(866) 809-1291

Media Contact:
Brad Leone
Director, Communications
(866) 809-1290